Exhibit 10.6
REYNOLDS AMERICAN INC.
LONG-TERM INCENTIVE PLAN
(Amended and Restated Effective May 11, 2007)
1. Purpose of Plan
     The Reynolds American Inc. Long-Term Incentive Plan (the “Plan”) is an amendment, restatement and continuation of the R.J. Reynolds Tobacco Holdings, Inc. 1999 Long-Term Incentive Plan. The Plan became effective June 14, 1999 and is designed:
(a)	to promote the long-term financial interests and growth of Reynolds American Inc. and its Subsidiaries (collectively, the “Corporation”) by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Corporation’s business;

(b)	to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c)	to further the identity of interests of Participants with those of the stockholders of Reynolds American through opportunities for increased stock, or stock-based, ownership in Reynolds American.
2. Definitions
     As used in the Plan, the following words shall have the following meanings:
(a)	“Affiliate” of any person shall mean another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)	“Base Value” means not less than the Fair Market Value on the date a Stock Appreciation Right is granted, or, in the case of a Stock Appreciation Right granted retroactively in tandem with (or in replacement of) an outstanding Option, not less than the exercise price of such Option;

(c)	“BAT” shall mean, collectively, British American Tobacco, p.l.c., a public limited company incorporated under the laws of England and Wales, and its Affiliates;

(d)	“Board of Directors” means the Board of Directors of Reynolds American;

(e)	“Code” means the Internal Revenue Code of 1986, as amended;

(f)	“Committee” means the Compensation Committee of the Board of Directors;

(g)	“Common Stock” or “Share” means common stock, par value $0.0001 per share, of Reynolds American which may be authorized but unissued, or issued and reacquired;

(h)	“Effective Date” shall have the meaning set forth in Section 14;

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

(j)	“Fair Market Value” means such value of a Share as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time;

(k)	“Grant Agreement” means an agreement between Reynolds American and a Participant that sets forth the terms, conditions and limitations applicable to a Grant;

(l)	“Grant” means an award made to a Participant pursuant to the Plan and described in Section 5, including, without limitation, an award of an Incentive Stock Option, Other Stock Option, Stock Appreciation Right, Restricted Stock, Performance Units or Performance Shares or any combination of the foregoing;

(m)	“Incentive Stock Options” shall have the meaning set forth in Section 5(a);

(n)	“ Other Stock Options” shall have the meaning set forth in Section 5(b);

(o)	“ Options” shall mean Incentive Stock Options and Other Stock Options;

(p)	“Participant” means any employee, or other person having a unique relationship with Reynolds American or one of its Subsidiaries, to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan; provided, however, that a Participant who is elected or appointed as a non-employee director of the Corporation may not receive any Grant during the term of his or her service as a non-employee director of the Corporation;

(q)	“Performance Units” shall have the meaning set forth in Section 5(e);

(r)	“ Performance Shares” shall have the meaning set forth in Section 5(f);

(s)	“Restricted Stock” shall have the meaning set forth in Section 5(d);

(t)	“Reynolds American” means Reynolds American Inc. and any successors thereto;

(u)	“RJR” means R.J. Reynolds Tobacco Holdings, Inc.

(v)	“Stock Appreciation Rights” shall have the meaning set forth in Section 5(c); and

(w)	“Subsidiary” means any corporation or other entity in which Reynolds American has a significant equity or other interest as determined by the Committee.
3. Administration of Plan
(a)	The Plan shall be administered by the Committee or, in lieu of the Committee, the Board of Directors. The Committee may adopt its own rules of procedure and act either by vote at a telephonic or other meeting or by unanimous written consent in lieu of a meeting. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules and administration shall be consistent with the basic purposes of the Plan.

(b)	The Committee may delegate its duties under the Plan to the Chief Executive Officer, to other senior officers of the Corporation, or to the Chairman of the Board of Directors, acting as a committee established by the Committee, subject to such conditions and limitations as the Committee shall prescribe; provided, however, that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act.

(c)	The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, Reynolds American and the officers and directors of Reynolds American shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, Reynolds American and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all members of the Committee shall be fully protected by Reynolds American with respect to any such action, determination or interpretation.
4. Eligibility
     The Committee may from time to time make Grants under the Plan to such employees, or other persons having a unique relationship with Reynolds American or any of its Subsidiaries, and in such form and having such terms, conditions and limitations as the Committee may determine. No Grants may be made under this Plan to non-employee directors of Reynolds American or any of its Subsidiaries. Grants may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a change of control of Reynolds American.

5. Grants
     From time to time, the Committee will determine the forms and amounts of Grants for Participants. Such Grants may take the following forms in the Committee’s sole discretion:
(a)	Incentive Stock Options — These are stock options within the meaning of Section 422 of the Code to purchase Common Stock. In addition to other restrictions contained in the Plan, an option granted under this Section 5(a), (i) may not be exercised more than 10 years after the date it is granted, (ii) may not have an option price less than the Fair Market Value of Common Stock on the date the option is granted, (iii) must otherwise comply with Section 422 of the Code, and (iv) must be designated as an “Incentive Stock Option” by the Committee. The maximum aggregate Fair Market Value of Common Stock (determined at the time of each Grant) with respect to which any Participant may first exercise Incentive Stock Options under this Plan and any Incentive Stock Options granted to the Participant for such year under any plans of Reynolds American or any Subsidiary in any calendar year is $100,000. Payment of the option price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement and any applicable guidelines of the Committee in effect at the time.

(b)	Other Stock Options — These are options to purchase Common Stock which are not designated by the Committee as “Incentive Stock Options.” At the time of the Grant, the Committee shall determine, and shall have contained in the Grant Agreement or other Plan rules, the option exercise period, the option price and such other conditions, restrictions or factors on the grant or exercise of the option as the Committee deems appropriate. In addition to other restrictions contained in the Plan, an option granted under this Section 5(b), (i) may not be exercised more than fifteen (15) years after the date it is granted and (ii) may not have an option exercise price less than the Fair Market Value of Common Stock on the date the option is granted. Payment of the option price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan and of any applicable guidelines of the Committee in effect at the time. The requirement of payment in cash will be deemed satisfied if the Participant has made arrangements satisfactory to the Corporation with a duly registered broker-dealer that is a member of the National Association of Securities Dealers, Inc. to sell on the date of exercise a sufficient number of shares of Common Stock being purchased so that the net proceeds of the sale transaction will at least equal the full exercise price and pursuant to which the broker-dealer undertakes to deliver the full exercise price to the Corporation not later than the later of (A) the settlement date of the sale transaction and (B) the date on which the Corporation delivers to the broker-dealer the shares of Common Stock being purchased pursuant to the exercise of such option. This method is known as the “broker-dealer exercise method” and is subject to the terms and conditions set forth herein, in the Grant Agreement and in guidelines established by the Committee.

(c)	Stock Appreciation Rights — These are rights that on exercise entitle the holder to receive the excess of (i) the Fair Market Value of a share of Common Stock on the date of exercise over (ii) the Base Value multiplied by (iii) the number of rights exercised in cash, stock or a combination thereof as determined by the Committee. Stock Appreciation Rights granted under the Plan may, but need not, be granted in conjunction with an Option under Sections 5(a) or 5(b). The Committee, in the Grant Agreement or by other Plan rules, may impose such conditions, restrictions or factors on the exercise of Stock Appreciation Rights as it deems appropriate, and may terminate, amend, or suspend such Stock Appreciation Rights at any time, subject to Section 9. No Stock Appreciation Right granted under this Plan may be exercised more than fifteen (15) years after the date it is granted.

(d)	Restricted Stock — Restricted Stock is a Grant of Common Stock or stock units equivalent to Common Stock subject to such conditions, restrictions or factors as the Committee shall determine. Any rights to dividends or dividend equivalents accruing due to a grant of Restricted Stock shall also be determined by the Committee. Grants of Restricted Stock shall be subject to a normal minimum vesting schedule of three (3) years. The number of shares of Restricted Stock and the restrictions or conditions on such shares, as the Committee may determine, shall be set forth in the Grant Agreement or by other Plan rules, and the certificate for the Restricted Stock shall bear evidence of the restrictions or conditions.

(e)	Performance Units — These are rights, denominated in cash or cash units, to receive, at a specified future date, payment in cash or Common Stock of an amount equal to all or a portion of the value of a unit granted by the Committee. At the time of the Grant, in the Grant Agreement or by other Plan rules, the Committee must determine the base value of the unit, the performance factors applicable to the determination of the ultimate payment value of the unit as set forth in Section 7 and the period over which performance will be measured.

(f)	Performance Shares — These are rights granted in the form of Common Stock or stock units equivalent to Common Stock to receive, at a specified future date, payment in cash or Common Stock, as determined by the Committee, of an amount equal to all or a portion of the Fair Market Value at which the Common Stock is traded on the last day of the specified performance period of a specified number of shares of Common Stock based on performance during the period. At the time of the Grant, the Committee, in the Grant Agreement or by Plan rules, will determine the factors which will govern the portion of the Grants so payable as set forth in Section 7 and the period over which performance will be measured.
6. Limitations and Conditions
(a)	The number of shares of Common Stock available for Grants under this Plan shall be eight (8) million shares of the authorized Common Stock, plus 5,772,814 shares of Common Stock that cover grants under the RJR Nabisco

Holdings Corp. 1990 Long Term Incentive Plan that were converted into options to acquire RJR stock or restricted shares of RJR common stock. The maximum number of shares of Common Stock subject to Grants of Options and Stock Appreciation Rights to any one Participant in any calendar year shall not exceed two (2) million shares of Common Stock for each type of Grant, plus any amount of shares of Common Stock that were available within this limit for such type of Grant for any prior year such limitation was in effect and which were not covered by Options or Stock Appreciation Rights granted to such Participant during such year. No more than three (3) million shares of Common Stock may be granted as Incentive Stock Options. The maximum payment that any one Participant may be paid in respect of any Grant of Performance Units granted for any specified performance period shall not exceed $10 million. The maximum payment that any one Participant may receive in respect of any Grant of Performance Shares granted for any specified performance period shall not exceed 500,000 shares of Common Stock or the cash equivalent thereof. The aggregate maximum number of shares of Common Stock to which Restricted Stock granted may relate shall not exceed three (3) million shares of Common Stock. Shares of Common Stock related to Grants that are withheld, forfeited, terminated, cancelled, expire unexercised, settled in cash in lieu of stock, received in full or partial payment of any exercise price or in such manner that all or some of the shares of Common Stock covered by a Grant are not issued to a Participant, shall immediately become available for Grants. A Grant may contain the right to receive dividends or dividend equivalent payments which may be paid either currently, credited to a Participant or deemed invested in shares of Common Stock or share units of Common Stock. Any such crediting of dividends or dividend equivalents or reinvestment in shares of Common Stock may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Common Stock equivalents. Subject to the overall limitation on the number of shares of Common Stock that may be delivered under this Plan, the Committee may use available shares of Common Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of Reynolds American, including the plan of any entity acquired by Reynolds American.

(b)	At the time a Grant is made or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant. Reynolds American may adopt other compensation programs, plans or arrangements as it deems appropriate.

(c)	Nothing contained herein shall affect the right of the Corporation to terminate any Participant’s employment at any time or for any reason.

(d)	No benefit under the Plan shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

(e)	Except to the extent otherwise provided in any other retirement or benefit plan, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of Reynolds American or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind or subsequently in effect under which the availability or amount of benefits is related to level of compensation.

(f)	This Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended. This Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between Reynolds American and any Participant or beneficiary of a Participant. To the extent any person holds any obligation of Reynolds American by virtue of an award granted under this Plan, such obligation shall merely constitute a general unsecured liability of Reynolds American and accordingly shall not confer upon such person any right, title or interest in any assets of Reynolds American.

(g)	Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of Reynolds American or any of its Subsidiaries, nor shall any assets of Reynolds American or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of Reynolds American’s obligations under the Plan.
7. Performance Factors
(a)	The performance factors, if any, selected by the Committee in respect of any Grant shall be based on any one or more of the following: price of Common Stock or the stock of any affiliate, shareholder return, level of dividend return, return on equity, return on investment, return on capital, return on invested capital, economic profit, economic value added, net income, cash net income, free cash flow, earnings per share, cash earnings per share, operating company contribution or market share. These factors shall have a minimum performance standard below which no amount will be paid (to the extent not waived by the Committee or except as otherwise provided in a Grant Agreement) and may have a maximum performance standard above which no additional payments will be made. The applicable performance period shall not exceed ten (10) years.

(b)	In addition to any performance factors established pursuant to section 7(a), the Committee may, in its sole discretion, assign individual performance objectives in respect of any Grant made hereunder to a Participant who at the time of such Grant is not a “covered employee” for purposes of section 162(m) of the Code.
8. Adjustments
(a)	In the event of any stock split, spin-off, stock dividend, extraordinary cash dividend, stock combination or reclassification, recapitalization or merger, change in control, or similar event, the Committee shall adjust appropriately the number or kind of shares subject to the Plan and available for or covered by Grants, share prices related to outstanding Grants and the other applicable limitations of Section 6(a), and make such other revisions to outstanding Grants and the Plan as it deems are equitably required.

(b)	In the event of a Change of Control, except as otherwise set forth in the terms of a Grant:
(i)	Options granted pursuant to Sections 5(a) or 5(b) hereof shall become fully vested and exercisable; provided, however, that the Committee may make a cash payment to Participants (A) in cancellation of such Options as provided in the applicable Grant Agreements or any amendments or deemed amendments thereto entered into by Reynolds American and the Participant in such amount as shall be provided in such Grant Agreements or amendments or (B) in lieu of the delivery of shares of Common Stock upon exercise, equal to the product of (x) and (y), where (x) is the excess of the Fair Market Value on the date of exercise over the exercise price, and (y) is the number of shares of Common Stock subject to the Options being exercised;

(ii)	Stock Appreciation Rights shall become fully vested and exercisable;

(iii)	Restricted Stock shall have all restrictions removed;

(iv)	Performance Units whose performance period ends after the date of the Change of Control shall become vested as to a percentage of Performance Units granted equal to the number of months (including partial months) in the performance period before the date of the Change of Control, divided by the total number of months in the performance period. The value of the Performance Units shall be equal to the greater of the target value of the Performance Units or the value derived from the actual performance as of the date of the Change of Control;

(v)	Performance Shares whose performance period ends after the date of the Change of Control shall become vested pro rata as to the number of Performance Shares granted equal to the number of months (including partial months) in the performance period before the date of Change of Control, divided by the total number of months in the performance period. The prorated number of Performance Shares derived from the preceding calculation shall be further adjusted by applying the higher of target or actual performance to the date of Change of Control; and

(vi)	The Committee shall have authority to establish or to revise the terms of any such Grant or any other Grant as it, in its discretion, deems appropriate; provided, however, that the Committee may not make revisions that are adverse to the Participant without the Participant’s consent unless such revision is provided for or contemplated in the terms of the Grant.
(c)	For purposes of the Plan, a “Change of Control” shall mean the first to occur of the following events:
(i)	an individual, corporation, partnership, group, associate or other entity or “person”, as such term is defined in Section 14(d) of the Exchange Act, other than any employee benefit plans sponsored by Reynolds American, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of Reynolds American’s outstanding securities ordinarily having the right to vote at elections of directors; provided, however, that the acquisition of Reynolds American securities by BAT pursuant to the Business Combination Agreement, dated as of October 27, 2003, between RJR and Brown & Williamson Tobacco Corporation (“B&W”), as thereafter amended (the “BCA”) or as expressly permitted by the Governance Agreement, dated as of July 30, 2004, among British American Tobacco, p.l.c., B&W and Reynolds American (the “Governance Agreement”), shall not be considered a Change of Control for purposes of this subsection (i);

(ii)	individuals who constitute the Board of Directors (or who have been designated as directors in accordance with Section 1.09 of the BCA) on July 30, 2004 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by Reynolds American’s stockholders, was (1) approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Reynolds American in which such person is named as a nominee of Reynolds American for director) or (2) made in accordance with Section 2.01 of the Governance Agreement, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than Reynolds American’s Board, shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; and

(iii)	the approval by the stockholders of Reynolds American of a plan or agreement providing (A) for a merger or consolidation of Reynolds American other than with a wholly owned Subsidiary and other than a merger or consolidation that would result in the voting securities of

Reynolds American outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Reynolds American or such surviving entity outstanding immediately after such merger or consolidation, or (B) for a sale, exchange or other disposition of all or substantially all of the assets of Reynolds American, other than any such transaction where the transferee of all or substantially all of the assets of Reynolds American is a wholly owned Subsidiary or an entity more than fifty percent (50%) of the combined voting power of the voting securities of which is represented by voting securities of Reynolds American outstanding immediately prior to the transaction (either remaining outstanding or by being converted into voting securities of the transferee entity). If any of the events enumerated in this paragraph (iii) occur, Reynolds American’s Board shall determine the effective date of the Change of Control resulting therefrom for purposes of this Plan and the Grants hereunder.
9. Amendment and Termination
     Except as otherwise required by law or as provided under the New York Stock Exchange Rules, the Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan, provided that, except for adjustments under Sections 8(a) and 10 hereof, no such action shall modify such Grant in a manner adverse to the Participant without the Participant’s consent except as such modification is provided for or contemplated in the terms of the Grant. Except as provided in Section 8(a), the exercise price of any outstanding Option or Stock Appreciation Right may not be adjusted or amended, whether through amendment, cancellation or replacement, unless such adjustment or amendment is properly approved by Reynolds American’s shareholders. Likewise, the share and payment limitations set forth in Section 6(a) cannot be increased, and the minimum Option or Stock Appreciation Right grant price limitations set forth in Sections 5(a), 5(b) and 5(c) cannot be reduced, in either case without proper stockholder approval. Subject to the foregoing and except as otherwise required by law or as provided in the New York Stock Exchange Rules, the Corporation’s Board of Directors may amend, suspend or terminate this Plan as it deems necessary and appropriate to better achieve the Plan’s purpose.
10. Compliance with Section 409A of the Code
     The Plan is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.
11. Foreign Options and Rights
(a)	The Committee may make Grants to employees who are subject to the tax laws of nations other than the United States, which Grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with the foreign tax laws. Grants of stock options may have terms and conditions that differ from Incentive Stock Options and Other Stock Options for the purpose of complying with the foreign tax laws.
(b)	The terms and conditions of stock options granted under Section 11(a) may differ from the terms and conditions which the Plan would require to be imposed upon Incentive Stock Options and Other Stock Options if the Committee determines that the Grants are desirable to promote the purposes of the Plan.
12. Withholding Taxes
     The Corporation shall have the right to deduct from any payment or settlement made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment.
13. Distribution upon Death
     In the event of the death of a Participant, any distribution to which such Participant is entitled under the Plan shall be made to the beneficiary designated by the Participant to receive the proceeds of any noncontributory group life insurance coverage provided for the Participant by the Corporation (“Group Life Insurance Coverage”). If the Participant has not designated such beneficiary, or desires to designate a different beneficiary, the Participant may file with the Corporation a written designation of a beneficiary under the Plan, which designation may be changed or revoked only by the Participant, in writing. If no designation of beneficiary has been made by a Participant under the Group Life Insurance Coverage or filed with the Corporation under the Plan, distribution upon such Participant’s death shall be made in accordance with the provisions of the Group Life Insurance Coverage. If a Participant is no longer an employee of the Corporation at the time of death, no longer has any Group Life Insurance Coverage and has not filed a designation of beneficiary with the Corporation under the Plan, distribution upon such Participant’s death shall be made to the Participant’s estate.
14. Effective Date and Termination Dates
     The Plan was adopted by Reynolds American on July 30, 2004 and amended and restated effective February 2, 2005, and May 11, 2007. The Plan originally became effective on and as of June 14, 1999 (the “Effective Date”), and shall terminate ten (10) years later, subject to earlier termination by the Board of Directors pursuant to Section 9. The terms of Grants made on or before the expiration of the Plan shall extend beyond such expiration. Grants shall be governed by the terms of the Plan as in effect on the date such Grant was made, except as may be necessary to comply with Section 409A of the Code.
15. Governing Law
     All questions arising in respect of the Plan, including those pertaining to its validity, interpretation and administration, shall be governed, controlled and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal law, the laws of the State of North Carolina.